Exhibit 99.2

All

Earlier this morning we announced a business combination with ACI Worldwide, whereby ACI will acquire S1 for a combination of cash and stock. ACI will pay $6.62 in cash and 0.1064 ACI shares for each S1 share. As of the close of market this past Friday, this represented a value of $9.55 per S1 share, on a fully prorated basis.

In approving this transaction, the S1 Board considered all available options and strategic alternatives and concluded that a negotiated transaction with ACI would be in the best interests of S1’s stockholders. The combined company will have enhanced scale, breadth and additional capabilities to serve customers very effectively in the global marketplace.

In my discussions with Phil Heasley, the CEO of ACI, it became clear to me that ACI fully intends to use the best products, people and systems from both companies. For this transaction to be successful, we need to be part of the team that will make this combination work. It’s the intention that the combined company’s future product suite will include the best components and features from both companies.

The combination with ACI will create a global leader in the enterprise payments solutions industry and supports the following goals:

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Growth. S1’s and ACI’s products are highly complementary and it is expected that ACI will leverage our successes in the marketplace, as well as our global capabilities, going forward. Further, it is expected that the transaction will expand ACI’s ability to address both emerging and developed payments markets. The combined company will be financially strong and flexible in order to support long-term growth.

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Market Leadership. Together with S1, ACI will be a full-service global leader in enterprise payments solutions with significant domain expertise. This significant expertise combined with the new scale of the business will allow the combined organization to focus on innovation in the payments market.

•	Enhanced Employee Opportunities. The increased scale of the business will create new opportunities for the employees of both organizations.

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Customer Satisfaction. As you know, customer satisfaction has always been one of the top goals that I have set for S1. ACI has also stated that customer satisfaction will be one of the top priorities of the combined company.

As in any transaction of this size, we anticipate the integration process will require considerable time and the dedication of the management and employees of both companies. Many of the key decisions about the integration have not yet been made; however, an integration team comprised of employees of both companies will oversee these efforts.

Until the transaction is completed, S1 and ACI will remain separate companies and it remains business as usual for all of us at S1. We ask that you not discuss any specific sales opportunities or RFP’s with employees of ACI. In addition, please do not speculate or comment on the closing of the transaction, or what decisions may be made regarding the products, employees or services of either ACI or S1 following the closing.

We plan to complete the transaction in the fourth quarter of 2011, subject to the satisfaction of customary closing conditions and approval from regulators. In the meantime, we will make every effort to keep you updated on developments and progress throughout the process.

I want to thank all of you for your hard work and support over the last several years, and ask that you continue to provide our customers with the same great service that they have come to expect from S1. Going forward, let’s continue working together on behalf of our customers around the world.

As always, if you receive any inquiries from the media or other third parties about this transaction, please refer them to Paul Parrish, our CFO.

Thank you for all your support, commitment and hard work on behalf of our company, now and in the future.

Regards,

Johann

About S1 Corporation

Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq:SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements made in connection with an exchange offer.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to, the following: (1) that a transaction between ACI and S1 may not be completed on a timely basis and on favorable terms, (2) negative effects on ACI’s business or S1’s business resulting from the pendency of the proposed transaction, (3) that ACI may not achieve the synergies and other expected benefits within the expected time or in the amounts it anticipates, and (4) that ACI may not be able to promptly and effectively integrate the merged businesses. Other factors that could materially affect ACI’s and S1’s respective businesses and actual results of operations are discussed in their most recent Annual Reports on Form 10-K, as well as other filings with the SEC, available on the SEC’s website located at www.sec.gov.

Available Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. ACI has filed with the SEC a registration statement on Form S-4 containing a prospectus and other documents with respect to the proposed acquisition of S1 and mailed the prospectus to S1 stockholders. S1 will file an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF S1 AND ACI ARE URGED TO READ THE APPLICABLE PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the registration statement, prospectus and other documents filed with the SEC by ACI and S1 through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ACI will be available free of charge on ACI’s internet website at www.aciworldwide.com or by contacting ACI’s Investor Relations Department at 646-348-6706. Free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.